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                                  Exhibit 12

                    FORT JAMES CORPORATION and SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                         YEAR ENDED DECEMBER 26, 1999

                                 (in millions)

          Pretax income from continuing operations           $501.1
          Add:
              Interest charged to continuing operations       246.8
              Portion of rental expense representative of
               interest factor (assumed to be one-third)       19.7
          ---------------------------------------------------------
                  Total earnings, as adjusted                $767.6
          =========================================================
          Fixed Charges:
              Interest charged to operations                 $246.8
              Capitalized interest                              8.0
              Portion of rental expense representative of
               interest factor (assumed to be one-third)       19.7
          ---------------------------------------------------------
                  Total fixed charges                        $274.5
          =========================================================
                  Ratio of earnings to fixed charges           2.80
          =========================================================

(a) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, undistributed income from less than 50% owned affiliates, extraordinary items, cumulative effect of a change in accounting principle, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest and a portion of rental expense (one-third) deemed representative of the interest factor.